EXHIBIT H

ASSIGNMENT OF REGISTRATION RIGHTS

This ASSIGNMENT OF REGISTRATION RIGHTS (this “Agreement”), dated as of November 11, 2013 is made by and between Northern Tier Holdings LLC, a Delaware limited liability company (“Assignor”), and NT InterHoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Assignee”).

W I T N E S S E T H

WHEREAS, Assignor is party to that certain Amended and Restated Registration Rights Agreement dated July 31, 2012 (as may be amended from time to time, the “RRA”) by and between TPG Refining, L.P., ACON Refining Partners L.L.C., NTI Management Company, L.P., NTR Partners LLC, NTR Partners II LLC, Northern Tier Investors, LLC, Assignor and Northern Tier Energy LP;

WHEREAS, pursuant to Section 3.06 of the RRA, Assignor may assign all or a portion of its rights hereunder to any Person (as defined in the RRA) to which such party transfers its ownership of all or any of its Registrable Securities (as defined in the RRA);

WHEREAS, Assignor has contributed all of its Registrable Securities to Assignee pursuant to that certain Contribution Agreement between Assignor and Assignee dated as of November 11, 2013; and

WHEREAS, Assignor desires to assign all of its rights under the RRA associated with the Subject Common Units (as defined in the Contribution Agreement) (the “Assigned Rights”) to Assignee.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Assignor hereby conveys, assigns, transfers and delivers to Assignee, and Assignee hereby acquires and accepts from Assignor, all the Assigned Rights.

2.           In consideration of the assignment of the Assigned Rights, Assignee hereby assumes and agrees to perform and fully discharge all of the liabilities of Assignor with respect to the RRA.

3.           Assignor and Assignee agree from time to time, after the date hereof, to execute and deliver or cause to be executed and delivered such instruments and further assurances as may be necessary or desirable to give effect to the provisions of this Agreement.

4.           Assignee shall promptly execute a counterpart to the RRA and deliver such counterpart to the other parties of the RRA, along with a copy of this Agreement.

5.           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

6.           This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first written above.

NORTHERN TIER HOLDINGS LLC

By:	/s/ Peter T. Gelfman
Name:	Peter T. Gelfman
Title:	Vice President, General Counsel & Secretary

NT INTERHOLDCO LLC

By:	/s/ Peter T. Gelfman
Name:	Peter T. Gelfman
Title:	Vice President & Secretary